Exhibit (a)(l)(J)

Supplement to Offer to Purchase

for Cash by Mobile TeleSystems Public Joint Stock Company

through its Wholly-Owned Subsidiary Stream Digital, LLC

for Common Stock (Including Common Stock represented by ADSs)

up to a Maximum Aggregate Purchase Amount of

RUB 4,647,186,170 (US$77,343,404)

THIS TENDER OFFER WILL EXPIRE AT 11:59 P.M. (NEW YORK CITY TIME) ON FEBRUARY 14, 2017 FOR ADSs AND AT 10:00 A.M. (MOSCOW TIME) ON FEBRUARY 15, 2017 FOR COMMON STOCK, UNLESS THE TENDER OFFER IS EXTENDED

The date of this supplement to the Offer to Purchase is February 1, 2017.

Mobile TeleSystems Public Joint Stock Company (the “Company” or “we,” “us” or “our”), hereby amends and supplements its offer to purchase up to a maximum aggregate purchase amount of RUB 4,647,186,170 which is equivalent of US$77,343,404 at the exchange rate of US$1 to RUB 60.0851 set by the Central Bank of Russia for February 1, 2017. As amended and supplemented, the Offeror hereby offers to purchase the Company’s Common Stock (including Common Stock represented by ADSs) at the single lowest purchase price, not greater than RUB 290.00 nor less than RUB 270.00 per share of Common Stock, that will allow it to purchase RUB 4,647,186,170 in value of shares of Common Stock (including Common Stock represented by ADSs) at such price or, if fewer shares of Common Stock are properly tendered, all shares of Common Stock (including Common Stock represented by ADSs) that are properly tendered and not properly withdrawn, upon the terms and subject to certain conditions described in the offer to purchase dated January 17, 2017 (the “Offer to Purchase”) and in the related Common Stock Letter of Transmittal with respect to the shares of Common Stock, the related ADS Letter of Transmittal with respect to the ADSs, as amended and supplemented by this Supplement to Offer to Purchase for Cash (this “Supplement,” which, together with the Offer to Purchase and the Common Stock Letter of Transmittal with respect to the shares of Common Stock, the related ADS Letter of Transmittal with respect to the ADSs, as they may hereafter be amended or supplemented from time to time, constitute the “Tender Offer”).

The terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Tender Offer, except to the extent amended and supplemented by this Supplement. Where information in the Offer to Purchase is in conflict with, is supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern. Capitalized terms used in this Supplement but not otherwise defined have the meanings ascribed to those terms in the Offer to Purchase.

EXCEPT AS DESCRIBED IN THIS SUPPLEMENT, ALL TERMS AND CONDITIONS OF THE TENDER OFFER REMAIN UNCHANGED.

The Tender Offer will be implemented through a procedure commonly called a modified “Dutch auction” using a Strike Price mechanism. All successfully tendered shares of Common Stock (including shares of Common Stock represented by ADSs) will be acquired at the Strike Price.  If the aggregate value at the Strike Price of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) is RUB

4,647,186,170 or less, then all shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be purchased at the Strike Price. If the aggregate value at the Strike Price of all validly tendered shares of Common Stock (including Common Stock represented by ADSs) exceeds RUB 4,647,186,170, not all of the shares of Common Stock (including Common Stock represented by ADSs) validly tendered will be accepted and purchased. Please refer to Pffer to Purchase for details.

Increase in Price Range

The Price Range that the Company has offered to pay for each share of Common Stock has been increased from a Minimum Price of RUB 253.00 and a Maximum Price of RUB 283.00 to a Minimum Price of RUB 270.00 and a Maximum Price of RUB 290.00 per share of Common Stock.

The Offer to Purchase and the Common Stock Letter of Transmittal and ADS Letter of Transmittal are hereby amended as follows to reflect the new Price Range:

•                                          All occurrences of the text “RUB 253.00 per share of Common Stock represents a discount of 3.9 per cent. and RUB 283.00 per share of Common Stock represents a premium of 7.5 per cent. to the closing price of RUB 263.35 per share of Common Stock on January 16, 2017” are hereby amended to read “RUB 270.00 per share of Common Stock represents a discount of 2.1 per cent. and RUB 290.00 per share of Common Stock represents a premium of 5.2 per cent. to the closing price of RUB 275.7 per share of Common Stock on January 31, 2017.”

•                                          All occurrences of the text “RUB 253” in relation to the Purchase Price are hereby amended to read “RUB 270”.

•                                          All occurrences of the text “RUB 258” in relation to the Purchase Price are hereby amended to read “RUB 275”.

•                                          All occurrences of the text “RUB 263” in relation to the Purchase Price are hereby amended to read “RUB 280”.

•                                          All occurrences of the text “RUB 268” in relation to the Purchase Price are hereby amended to read “RUB 285”.

•                                          All occurrences of the text “RUB 273” in relation to the Purchase Price are hereby amended to read “RUB 290”.

•                                          All occurrences of the text “RUB 278” and “RUB 283” in relation to the Purchase Price are hereby deleted.

•                                          All occurrences of the text “RUB 506” in relation to the Purchase Price are hereby amended to read “RUB 540”.

•                                          All occurrences of the text “RUB 516” in relation to the Purchase Price are hereby amended to read “RUB 550”.

•                                          All occurrences of the text “RUB 526” in relation to the Purchase Price are hereby amended to read “RUB 560”.

•                                          All occurrences of the text “RUB 536” in relation to the Purchase Price are hereby amended to read “RUB 570”.

•                                          All occurrences of the text “RUB 546” in relation to the Purchase Price are hereby amended to read “RUB 580”.

•                                          All occurrences of the text “RUB 556” and “RUB 566” in relation to the Purchase Price are hereby deleted.

•                                          All occurrences of the text “16,421,152 shares of Common Stock” in relation to number of common stock which may be purchased are hereby amended to read “16,024,779 shares of Common Stock”.

•                                          All occurrences of the text “which would have represented approximately 0.82 per cent. of the Company’s Issued Share Capital” are hereby amended to read “which would have represented approximately 0.80 per cent. of the Company’s Issued Share Capital”.

•                                          All occurrences of the text “18,387,273 shares of Common Stock” in relation to number of common stock which Sistema may sell are hereby amended to read “17,229,556 shares of Common Stock”.

•                                          All occurrences of the text “16,438,092 shares of Common Stock” in relation to number of common stock which Sistema may sell are hereby amended to read “16,041,310 shares of Common Stock”.

•                                          All occurrences of the text “18,368,324 shares of Common Stock” in relation to number of common stock which may be purchased are hereby amended to read “17,211,800 shares of Common Stock”.

•                                          All occurrences of the text “which would have represented approximately 0.92 per cent. of the Company’s Issued Share Capital” are hereby amended to read “which would have represented approximately 0.86 per cent. of the Company’s Issued Share Capital”.

•                                          All occurrences of the text “which as of January 17, 2017 was equivalent to approximately US$8.5 to US$9.5 per ADS, based on an exchange rate of US$1.00 to RUB 59.61” are hereby amended to read “equivalent to approximately US$8.99 to US$9.65 per ADS, based on the Exchange Rate”.

•                                          All occurrences of the text “the Price Range is equivalent to US$4.24 to US$4.75 per share of Common Stock based on the Exchange Rate” are hereby amended to read “equivalent to approximately US$4.5 to US$4.8 per share of Common Stock based on the Exchange Rate”.

•              All occurrences of “US$77,959,842” in relation to the maximum purchase amount in US$ are hereby amended to read “US$77,343,404”.

•              All occurrences of text “US$1.00 to RUB 59.61, which was the Central Bank of Russia exchange rate on January 17, 2017” are hereby amended to read “US$1.00 to RUB 60.0851, which was the Central Bank of Russia exchange rate on February 1, 2017”.

•              All occurrences of “US$78,040,265” in relation to the aggregate purchase price for shares of Common Stock purchased from Sistema Finance in US$ are hereby amended to read “US$77,423,190”.

•              All occurrences of “which as of January 17, 2017 was equivalent to US$0.17 based on the above referenced exchange rate” are hereby amended to read “equivalent to US$0.17 based on the Exchange Rate”.

•              All occurrences of “which is equivalent to US$8.5 to US$9.5 per ADS at the Exchange Rate” in relation to the ADS price range in US$ are hereby amended to read “which is equivalent to US$8.99 to US$9.65 per ADS at the Exchange Rate”.

Extension of Expiration Date

The Expiration Date of the Tender Offer in respect to ADSs has been extended from 5.00 p.m., New York City time, on February 14, 2017 until 11:59 p.m., New York City time, on February 14, 2017, unless the Offer is otherwise further extended or terminated. The Offer to Purchase and the ADS Letter of Transmittal are hereby amended as follows to reflect the extension:

•                                          All occurrences of the text “5 p.m., New York City time, on February 14, 2017” are hereby replaced with “11:59 p.m., New York City time, on February 14, 2017”.

Letters of Transmittal

The Common Stock Letter of Transmittal and ADS Letter of Transmittal are being amended and supplemented as described above. Any shareholders tendering in the tender Offer should complete the existing relevant Common Stock Letter of Transmittal and/or ADS Letter of Transmittal (to the extent required) but such shareholders will be deemed to have submitted the relevant Common Stock Letter of Transmittal and/or ADS Letter of Transmittal as amended pursuant to this Supplement.

The Offer to Purchase and this Supplement contain important information which should be read carefully before any decision is made with respect to the Tender Offer.